Exhibit 99.1

Investor Relations:

Joseph D. Gangemi

SVP & CFO

(610) 695-3676

Investor Contact:

Ronald Morales

(610) 695-3646

Malvern Bancorp, Inc. Reports Third Fiscal Quarter 2019 Results

PAOLI, PA., July 31, 2019 -- Malvern Bancorp, Inc. (NASDAQ: MLVF) (the "Company"), parent company of Malvern Bank, National Association (“Malvern” or the “Bank”), today reported operating results for the third fiscal quarter ended June 30, 2019. Net income amounted to $2.7 million, or $0.35 per fully diluted common share, for the quarter ended June 30, 2019, compared with net income of $2.2 million, or $0.35 per fully diluted common share, for the quarter ended June 30, 2018. Annualized return on average assets (“ROAA”) was 0.88 percent for the three months ended June 30, 2019, compared to 0.85 percent for the three months ended June 30, 2018, and annualized return on average equity (“ROAE”) was 7.66 percent for the three months ended June 30, 2019, compared with 8.40 percent for the three months ended June 30, 2018. Excluding provision expense, net of tax, of $44,000, third fiscal quarter 2019 adjusted ROAA was 0.89 percent and adjusted ROAE was 7.79 percent.

For the nine months ended June 30, 2019, net income amounted to $6.6 million, or $0.87 per fully diluted common share, compared with net income of $4.7 million, or $0.72 per fully diluted common share, for the nine months ended June 30, 2018. ROAA was 0.78 percent for the nine months ended June 30, 2019, compared to 0.59 percent for the nine months ended June 30, 2018, and ROAE was 6.48 percent for the nine months ended June 30, 2019, compared with 5.92 percent for the nine months ended June 30, 2018. Excluding provision expense, net of tax, of $1.9 million, adjusted ROAA was 1.00 percent and adjusted annualized ROAE was 8.34 percent for the nine months ended June 30, 2019.

“Our top line revenue increased despite the lower net growth in loans during the period.  Other aspects of operations were also positive, and we believe we are well positioned to execute our strategic plan through the remainder of fiscal 2019 and into 2020.  Our continued focus on client service remains constant and is a key driver in gathering customer relationships, fueling the business model advancement and our resulting performance,” commented Anthony C. Weagley, President and Chief Executive Officer.

Joseph D. Gangemi, Chief Financial Officer of the Company, added: “Liquidity remained elevated to fuel loan growth during the quarter and anticipated loan growth in the fourth fiscal quarter. While the large cash balances do have a dampening effect on margins, we expect liquidity to continue to remain elevated to fund current pipelines, we also anticipate a positive impact on margins with the investment of our cash into loans.”

1

Linked Quarter Financial Ratios (unaudited)

As of or for the quarter ended :	6/30/19	3/31/19	12/31/18	9/30/18	6/30/18
Return on average assets (1)	0.88%	0.70%	0.74%	1.02%	0.85%
Return on average equity (1)	7.66%	5.74%	6.00%	9.63%	8.40%
Net interest margin (tax equivalent basis) (2)	2.54%	2.67%	2.65%	2.85%	2.75%
Loans / deposits ratio	106.52%	106.82%	110.70%	117.62%	114.46%
Shareholders’ equity / total assets	11.03%	11.37%	12.02%	10.72%	10.25%
Efficiency ratio, non-GAAP (1) (2) (3)	56.9%	57.6%	48.1%	58.3%	52.9%
Book value per common share	$17.98	$17.68	$17.45	$16.84	$16.42

_____________

(1)	Annualized.
(2)	Information reconciling non-GAAP measures to GAAP measures is presented beginning on page 12 in this press release.
(3)	Efficiency ratio is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis plus other income.

Linked Quarter Income Statement Highlights

Linked Quarter Income Statement and Other Data (unaudited) (in thousands, except share and per share data)

For the quarter ended:	6/30/19	3/31/19	12/31/18	9/30/18	6/30/18
Net interest income	$7,461	$7,249	$6,947	$7,109	$6,976
Provision for loan losses	56	870	1,453	125	589
Net interest income after provision for loan losses	7,405	6,379	5,494	6,984	6,387
Other income	454	441	1,146	429	715
Other expense	4,497	4,443	4,094	4,437	4,790
Income before income tax expense	3,362	2,377	2,546	2,976	2,312
Income tax expense	706	411	535	334	69
Net income	$2,656	$1,966	$2,011	$2,642	$2,243
Earnings per common share
Basic	$0.35	$0.26	$0.27	$0.41	$0.35
Diluted	$0.35	$0.26	$0.27	$0.41	$0.35
Weighted average common shares outstanding
Basic	7,671,623	7,667,518	7,555,810	6,464,326	6,453,031
Diluted	7,672,284	7,667,518	7,555,969	6,467,628	6,456,048

Net Interest Income

Net interest income both as reported and on a fully tax equivalent basis, a non-GAAP measure, was $7.5 million for the three months ended June 30, 2019. Net interest income on a fully tax-equivalent basis, a non-GAAP measure, increased $450,000, or 6.4 percent, from $7.0 million for the comparable three-month period in fiscal 2018. The change for the three months ended June 30, 2019 primarily was the result of an increase of $145.7 million in the average balance of loans. The increase in average loans primarily reflects a net increase in commercial loans and, to a lesser extent, a net increase in residential loans. The net interest spread on an annualized tax-equivalent basis was 2.29 percent and 2.56 percent for the three months ended June 30, 2019 and 2018, respectively. For the quarter ended June 30, 2019, the Company’s net interest margin on a tax-equivalent basis decreased to 2.54 percent as compared to 2.75 percent for the same three-month period in fiscal 2018.

2

 Net interest income both as reported and on a fully tax equivalent basis, a non-GAAP measure, was $21.7 million for the nine months ended June 30, 2019. Net interest income on a fully tax equivalent basis, a non-GAAP measure, increased $1.7 million, or 8.4 percent, from $20.0 million for the nine months ended June 30, 2018. The change for the nine months ended June 30, 2019 primarily was the result of an increase of $121.3 million in the average balance of, primarily commercial loans. The net interest spread on an annualized tax-equivalent basis was 2.36 percent and 2.43 percent for the nine months ended June 30, 2019 and 2018, respectively. For the nine months ended June 30, 2019, the Company’s net interest margin on a tax-equivalent basis increased slightly to 2.62 percent as compared to 2.60 percent for the same nine-month period in fiscal 2018.

Total Interest Income

For the three months ended June 30, 2019, total interest income both as reported and on a fully tax-equivalent basis, a non-GAAP measure, was $12.5 million. Total interest income on a fully tax equivalent basis, a non-GAAP measure, increased $2.2 million, or 21.7 percent, from $10.2 million for three months ended June 30, 2018, primarily due to a $145.7 million increase in the average balance of our loans.

For the nine months ended June 30, 2019, total interest income both as reported and on a fully tax equivalent basis, a non-GAAP measure, was $35.0 million. Total interest income on a fully tax equivalent basis, a non-GAAP measure, increased $5.5 million, or 18.7 percent, from $29.5 million for the nine months ended June 30, 2018. Interest income rose for the nine months ended June 30, 2019, compared to the comparable period in fiscal 2018, primarily due to a $121.3 million increase in average loan balances. Compared to the nine months ended June 30, 2018, average interest earning assets increased $77.7 million, the net interest spread decreased on an annualized tax-equivalent basis by seven basis points and the net interest margin increased slightly on an annualized tax-equivalent basis by two basis points at nine months ended June 30, 2019. Total interest expense increased by $3.8 million, or 40.3 percent, to $13.3 million, for the nine months ended June 30, 2019, compared to the comparable period in fiscal 2018.

Interest Expense

For the three months ended June 30, 2019, interest expense increased by $1.8 million, or 55.0 percent, to $5.0 million, for the three months ended June 30, 2019, compared to the same period in fiscal 2018, primarily due to an increase of $169.3 in deposits and an increase in average rates. The increase in deposits reflects an increase in interest-bearing demand and time deposits. The annualized average rate of total interest-bearing liabilities increased 50 basis points to 1.95 percent for the three months ended June 30, 2019, from 1.45 percent for the three months ended June 30, 2018 and, on a linked sequential quarter basis, increased from 1.85 percent or ten basis points compared to the second quarter of fiscal 2019. At the same time, the average balance of total interest-bearing liabilities increased by $131.3 million. This increase primarily reflects an increase in the average balance of total interest-bearing deposit accounts of $136.5 million and a decrease in the average balance of borrowings of $5.2 million.

For the nine months ended June 30, 2019, interest expense increased by $3.8 million, or 40.3 percent, to $13.3 million, for the nine months ended June 30, 2019, compared to the comparable period in fiscal 2018. The average rate of total interest-bearing liabilities increased 46 basis points to 1.86 percent for the nine months ended June 30, 2019, from 1.40 percent for the nine months ended June 30, 2018. At the same time, the average balance of total interest-bearing liabilities increased by $52.1 million. This increase primarily reflects an increase in the average balance of deposits of $62.7 million and a decrease in the average balance of borrowings of $10.6 million.  The increase in the average balance of deposits consisted primarily of a $66.7 million increase in the average balance of other interest-bearing deposit accounts, a $194,000 increase in the average balance of certificates of deposit accounts, an $80,000 increase in the average balance of savings deposits, and a $4.3 million decrease in the average balance of money market accounts.

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Other Income

Other income decreased $261,000, or 36.5 percent, during the third fiscal quarter of 2019 compared with the same period in 2018. The decrease in total other income was due to a $278,000 decrease in service charges and other fees, a $10,000 decrease in rental income, and a $3,000 decrease in net gains on sale of loans, partially offset by a $27,000 gain on sale of investments and a $3,000 increase in earnings on bank-owned life insurance. The decrease in service charges and other fees during the three months ended June 30, 2019 is primarily due to lower net swap fees through the Bank’s commercial loan hedging program.

For the nine months ended June 30, 2019, other income decreased $834,000 compared to the same period in 2018. This decrease was primarily a result of a $1.2 million gain recorded in 2018 on the sale of the Exton, Pennsylvania branch location. Additionally, there was a $59,000 decrease in net gains on sale of loans and a $12,000 decrease in rental income, partially offset by an increase of $392,000 in service charges, a $27,000 gain on sale of investments and a $4,000 increase in earnings on bank-owned life insurance. The non-proportional increase in service charges and other fees during the nine months ended June 30, 2019 is primarily due to the recognition of approximately $708,000 of net swap fees through the Bank’s commercial loan hedging program during the first fiscal quarter of 2019. The primary benefit of the loan hedging program is to manage the interest rate risk on long term fixed rate loans while allowing Malvern to compete in the market and offer competitive financing to our clients.

Other Expense

Total other expense for the three months ended June 30, 2019 decreased $293,000, or 6.1 percent, when compared to the three months ended June 30, 2018. The decrease was primarily due to a $683,000 decrease in professional fees due to lower legal expense, a $17,000 decrease in occupancy expense, a $15,000 decrease in data processing expense, partially offset by a $199,000 increase in salaries and employee benefits, a $191,000 increase in other operating expense, a $30,000 increase in net other real estate owned expense, and a $2,000 increase in federal deposit insurance premium. The increase in salaries and employee benefits during the three-month period ended June 30, 2019 reflects normal increases to salary and benefits and three strategic hires to support overall franchise growth consistent with the business plan. The increase in other operating expenses during the three-month period ended June 30, 2019 was primarily due to the Pennsylvania shares tax related to the Bank’s new standing as a National Association. The Bank converted its charter in February 2018.

For the nine months ended June 30, 2019, total other expense decreased $332,000, or 2.5 percent, compared to the same period in 2018. The decrease primarily reflected a $967,000 decrease in professional fees, a $55,000 decrease in data processing expense, $49,000 decrease in occupancy expense, a $32,000 decrease in advertising expense, and a $7,000 decrease in the federal deposit insurance premium. These decreases were offset by a $429,000 increase in salaries and employee benefits, a $270,000 increase in other operating expenses and a $79,000 increase in net other real estate owned expense. The decrease in professional fees during the nine-month period ended June 30, 2019 was primarily due to lower legal expense. The increase in salaries and employee benefits during the three-month period ended June 30, 2019 reflects normal increases to salary and benefits and three strategic hires to support overall franchise growth consistent with the business plan. The increase in other operating expenses during the nine-month period ended June 30, 2019 was primarily due to the Pennsylvania shares tax related to the Bank’s new standing as a National Association.

4

The following table presents the components of Other Expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	6/30/19	3/31/19	12/31/18	9/30/18	6/30/18
Salaries and employee benefits	$2,223	$2,213	$2,008	$2,178	$2,024
Occupancy expense	560	577	539	570	577
Federal deposit insurance premium	78	73	69	71	76
Advertising	30	30	30	30	30
Data processing	259	251	254	279	274
Professional fees	405	455	499	565	1,088
Net other real estate owned expense	30	28	21	—	—
Other operating expenses	912	816	674	744	721
Total other expense	$4,497	$4,443	$4,094	$4,437	$4,790

Income Taxes

The Company recorded $706,000 in income tax expense during the three months ended June 30, 2019 compared to $69,000 in income tax expense during the three months ended June 30, 2018. The effective tax rates for the Company for the three months ended June 30, 2019 and 2018 were 21.0 percent and 3.0 percent, respectively. For the nine months ended June 30, 2019, income tax expense decreased $2.3 million, or 58.1 percent, to $1.7 million from $3.9 million for the three months ended June 30, 2018. The effective tax rates for the Company for the nine months ended June 30, 2019 and 2018 were 19.9 percent and 45.8 percent, respectively.

In the first fiscal quarter of 2018, the Company revised its annual effective rate to reflect a change in the federal statutory rate from 34 percent to 21 percent, resulting from the Tax Cuts and Jobs Act that was enacted on December 22, 2017.

5

Statement of Condition Highlights at June 30, 2019

•	Gross loans were $1.0 billion at June 30, 2019, increasing $109.0 million, or 12.0 percent, from September 30, 2018.

•	Total assets stood at $1.3 billion at June 30, 2019, increasing $231.9 million, or 22.4 percent, compared to September 30, 2018.

•	Deposits totaled $957.2 million at June 30, 2019, an increase of $183.0 million, or 23.6 percent, compared to September 30, 2018.

•	Federal Home Loan Bank (FHLB) advances totaled $133.0 million at June 30, 2019, an increase from $118.0 million at September 30, 2018.

•	The Bank had gross originations of $60.2 million during the quarter ended June 30, 2019, with net portfolio growth of $12.9 million. Gross loan originations during the quarter consisted of $28.4 million in commercial loans, $20.3 million in residential mortgage loans, $7.3 million in construction and development loans, and $4.2 million in consumer loans.

•	Non-performing assets (“NPAs”) were 0.65 percent of total assets at June 30, 2019, compared to 0.30 percent at September 30, 2018. Allowance for loan losses as a percentage of total non-performing loans was 418.1 percent at June 30, 2019, compared to 294.7 percent at September 30, 2018.

•	Excluding one other real estate owned property of $5.8 million; NPAs were 0.19 percent of total assets at June 30, 2019.

•	The Company’s ratio of shareholders’ equity to total assets was 11.03 percent at June 30, 2019, compared to 10.72 percent at September 30, 2018.

•	Book value per common share amounted to $17.98 at June 30, 2019, compared to $16.84 at September 30, 2018.

•	The efficiency ratio, a non-GAAP measure, was 56.9 percent at June 30, 2019, compared to 58.3 percent at September 30, 2018.

6

Linked Quarter Statements of Condition Data

(in thousands, unaudited)

At quarter ended:	6/30/19	3/31/19	12/31/18	9/30/18	6/30/18
Cash and due from depository institutions	$1,535	$1,370	$1,377	$1,563	$1,447
Interest bearing deposits in depository institutions	148,501	109,450	98,499	29,271	45,934
Investment securities, available for sale, at fair value	23,552	19,371	19,231	24,298	34,348
Investment securities held to maturity	23,323	26,789	29,323	30,092	31,004
Restricted stock, at cost	10,404	8,952	9,493	8,537	8,781
Loans receivable, net of allowance for loan losses	1,009,959	997,114	924,639	902,136	893,355
Other real estate owned	5,796	5,796	5,796	—	—
Accrued interest receivable	4,237	4,344	3,724	3,800	3,571
Property and equipment, net	6,795	6,948	7,067	7,181	7,240
Deferred income taxes, net	3,542	3,434	3,367	3,195	3,920
Bank-owned life insurance	19,766	19,643	19,524	19,403	19,282
Other assets	8,468	7,029	6,452	4,475	4,693
Total assets	$1,265,878	$1,210,240	$1,128,492	$1,033,951	$1,053,575
Deposits	$957,199	$942,374	$843,200	$774,163	$787,932
FHLB advances	133,000	98,000	118,000	118,000	123,000
Other short-term borrowings	—	—	—	2,500	2,500
Subordinated debt	24,579	24,540	24,500	24,461	24,421
Other liabilities	11,432	7,758	7,113	4,004	7,749
Shareholders' equity	139,668	137,568	135,679	110,823	107,973
Total liabilities and shareholders’ equity	$1,265,878	$1,210,240	$1,128,492	$1,033,951	$1,053,575

The following table reflects the composition of the Company’s deposits as of the dates indicated.

Deposits
(in thousands, unaudited)
At quarter ended:	6/30/19	3/31/19	12/31/18	9/30/18	6/30/18
Demand:
Non-interest bearing	$48,580	$42,937	$39,734	$41,677	$48,296
Interest-bearing	288,555	295,475	261,025	184,073	198,410
Savings	43,334	43,943	44,438	44,642	44,629
Money market	288,561	283,571	253,436	270,834	276,807
Time	288,169	276,448	244,567	232,937	219,790
Total deposits	$957,199	$942,374	$843,200	$774,163	$787,932

7

The following table sets forth the Company’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition

(in thousands, unaudited)

For the quarter ended:	6/30/19	3/31/19	12/31/18	9/30/18	6/30/18
Investment securities	$49,408	$47,761	$53,882	$64,848	$75,932
Loans	1,010,033	956,840	912,259	908,962	864,348
Allowance for loan losses	(10,061)	(9,408)	(8,638)	(9,077)	(8,589)
All other assets	164,424	130,712	123,643	72,535	120,730
Total assets	1,213,804	1,125,905	1,081,146	1,037,268	1,052,421
Non-interest bearing deposits	$42,151	$41,035	$40,420	$43,330	$45,124
Interest-bearing deposits	882,825	814,412	758,813	732,489	746,341
FHLB advances	115,363	101,000	116,859	118,326	118,121
Other short-term borrowings	—	277	761	2,522	2,555
Subordinated debt	24,563	24,523	24,483	24,440	24,399
Other liabilities	10,192	7,728	5,750	6,457	9,072
Shareholders’ equity	138,710	136,930	134,060	109,704	106,809
Total liabilities and shareholders’ equity	$1,213,804	$1,125,905	$1,081,146	$1,037,268	$1,052,421

8

Loans

Total net loans amounted to $1.0 billion at June 30, 2019 compared to $902.1 million at September 30, 2018, for a net increase of $107.8 million or 12.0 percent. The allowance for loan losses amounted to $10.1 million and $9.0 million at June 30, 2019 and September 30, 2018, respectively. Average loans during the third fiscal quarter of 2019 totaled $1.0 billion as compared to $864.3 million during the third fiscal quarter of 2018, representing a 16.9 percent increase.

At the end of the third quarter of fiscal 2019, the loan portfolio remained weighted toward two primary components: commercial and the core residential portfolio, with commercial loans accounting for 70.2 percent and single-family residential real estate loans accounting for 21.2 percent of the loan portfolio. Construction and development loans amounted to 5.0 percent and consumer loans represented 3.6 percent of the loan portfolio at such date. The increase in the loan portfolio at June 30, 2019 compared to September 30, 2018, primarily reflected an increase of $84.6 million in commercial loans, an increase of $18.9 million in residential mortgage loans, a $4.6 million increase in construction and development loans, and an $886,000 increase in consumer loans.

For the quarter ended June 30, 2019, the Company originated total new loan volume of $60.2 million, which was offset by loan payoffs of $24.0 million, prepayments totaling $13.7 million, amortization of $7.1 million, and participations of $2.5 million.

Loan Portfolio Composition (which does not include loans held for sale):

Loans
(in thousands, unaudited)
At quarter ended:	6/30/19	3/31/19	12/31/18	9/30/18	6/30/18
Residential mortgage	$216,114	$202,655	$202,306	$197,219	$192,901
Construction and Development:
Residential and commercial	47,485	44,014	41,140	37,433	39,845
Land	3,809	5,696	7,180	9,221	15,565
Total construction and development	51,294	49,710	48,320	46,654	55,410
Commercial:
Commercial real estate	543,045	550,933	508,448	493,929	477,584
Farmland	5,388	12,041	12,054	12,066	12,058
Multi-family	64,050	64,328	44,989	45,102	45,204
Commercial and industrial	97,877	82,731	76,892	73,895	76,957
Other	5,356	8,111	7,344	6,164	5,899
Total commercial	715,716	718,144	649,727	631,156	617,702
Consumer:
Home equity lines of credit	19,348	18,466	14,484	14,884	14,446
Second mortgages	15,018	15,773	16,674	18,363	19,063
Other	2,081	1,904	1,915	2,315	2,311
Total consumer	36,447	36,143	33,073	35,562	35,820
Total loans	1,019,571	1,006,652	933,426	910,591	901,833
Deferred loan costs, net	494	478	460	566	546
Allowance for loan losses	(10,106)	(10,016)	(9,247)	(9,021)	(9,024)
Loans Receivable, net	$1,009,959	$997,114	$924,639	$902,136	$893,355

Subsequent to quarter-end, in July 2019 the Company completed the sale of one commercial real estate loan classified as held for sale. The loan had an aggregate book balance of $367,000 and was sold at a gain of approximately $17,000. As a result, our consolidated statement of financial condition at June 30, 2019 includes $367,000 of one commercial real estate loan as held for sale. As such it is not considered to be included in our loan portfolio at June 30, 2019.  Net proceeds from the sale amounted to $384,000 after deducting amounts due for outstanding liens, related expenses and applicable transfer fees. This transaction resulted in a decrease of approximately $17,000 through the provision for loan loss during the third quarter of fiscal 2019.

9

At June 30, 2019, the Company had $140.3 million in overall undisbursed loan commitments, which consisted primarily of unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. The Company's current "Approved, Accepted but Unfunded" pipeline at June 30, 2019 included approximately $81.7 million in commercial and construction loans and $21.4 million in residential mortgage loans expected to fund over the following quarter.

Asset Quality

Non-accrual loans, all of which were making payments at June 30, 2019, were $2.2 million at June 30, 2019, a decrease of $498,000, or 18.5 percent, as compared to $2.7 million at September 30, 2018. The decrease in non-accrual loans was primarily due to the transfer of one commercial real estate loan with an aggregate book balance of $367,000 to loans held for sale (as noted above, such loan sale was subsequently completed in July 2019). The portfolio of non-accrual loans at June 30, 2019 was comprised of fourteen residential real estate loans with an aggregate outstanding balance of approximately $1.8 million, and thirteen consumer loans with an aggregate outstanding balance of approximately $339,000.

At June 30, 2019, non-performing assets totaled $8.2 million, or 0.65 percent of total assets, as compared with $3.1 million, or 0.30 percent of total assets, at September 30, 2018. The increase in non-performing assets at June 30, 2019 compared to September 30, 2018 was primarily due to the transfer to Other Real Estate Owned (“OREO”), of one commercial real estate loan in the amount of $5.8 million.

OREO was $5.8 million at June 30, 2019 and zero at September 30, 2018, as previously disclosed in the Company’s Annual Report on Form 10-K filed on December 14, 2018. Excluding the OREO property of $5.8 million, NPAs totaled $2.4 million, or 0.19 percent of total assets at June 30, 2019.

Performing Troubled Debt Restructuring (“TDR”) loans were $11.8 million at June 30, 2019 and $18.6 million at September 30, 2018.

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Non-Performing Asset and Other Asset Quality Data:

(dollars in thousands, unaudited)
As of or for the quarter ended:	6/30/19	3/31/19	12/31/18	9/30/18	6/30/18
Non-accrual loans(1)	$2,189	$2,432	$2,562	$2,687	$2,023
Loans 90 days or more past due and still accruing	228	—	759	374	1,338
Total non-performing loans	2,417	2,432	3,321	3,061	3,361
OREO	5,796	5,796	5,796	—	—
Total non-performing assets	$8,213	$8,228	$9,117	$3,061	$3,361
Performing TDR loans	$11,824	$12,099	$12,164	$18,640	$18,693

Non-performing assets / total assets	0.65%	0.68%	0.81%	0.30%	0.32%
Non-performing loans / total loans	0.24%	0.24%	0.36%	0.34%	0.37%
Net (recoveries)charge-offs	$(34)	$101	$1,227	$128	$30
Net (recoveries)charge-offs/average loans(2)	(0.01)%	0.04%	0.54%	0.06%	0.01%
Allowance for loan losses / total loans	0.99%	0.99%	0.99%	0.99%	1.00%
Allowance for loan losses / non-performing loans	418.1%	411.8%	278.4%	294.7%	268.5%

Total assets	$1,265,878	$1,210,240	$1,128,492	$1,033,951	$1,053,575
Total gross loans	1,019,571	1,006,652	933,426	910,591	901,833
Average loans	1,010,033	956,840	912,259	908,962	864,348
Allowance for loan losses	10,106	10,016	9,247	9,021	9,024

______________

(1)	Twenty-seven loans totaling approximately $2.2 million, or 100.0 percent of the total non-accrual loan balance, were making payments at June 30, 2019.
(2)	Annualized.

The allowance for loan losses at June 30, 2019 amounted to approximately $10.1 million, or 0.99 percent of total loans, compared to $9.0 million, or 0.99 percent of total loans, at September 30, 2018. The Company had a $56,000 provision for loan losses during the quarter ended June 30, 2019 compared to $125,000 for the quarter ended September 30, 2018.

Capital

At June 30, 2019, our total shareholders' equity amounted to $139.7 million, or 11.03 percent of total assets, compared to $110.8 million, or 10.72 percent of total assets at September 30, 2018. At June 30, 2019, the Bank’s common equity tier 1 ratio was 14.98 percent, tier 1 leverage ratio was 12.36 percent, tier 1 risk-based capital ratio was 14.98 percent and the total risk-based capital ratio was 16.00 percent. At September 30, 2018, the Bank’s common equity tier 1 ratio was 15.09 percent, tier 1 leverage ratio was 12.71 percent, tier 1 risk-based capital ratio was 15.09 percent and the total risk-based capital ratio was 16.13 percent. At June 30, 2019, the Bank was in compliance with all applicable regulatory capital requirements.

On March 14, 2019, the Company’s Board of Directors approved a stock repurchase plan, under which the Company is authorized to repurchase up to 194,516 shares, or approximately 2.5 percent of the Company’s current outstanding common stock. This authority extends through March 31, 2020 and may be exercised from time to time and in such amounts as market conditions warrant. The repurchases may be made on the open market, in block trades or otherwise. The program may be suspended or discontinued at any time. During the three and nine months ended June 30, 2019, the Company purchased 16,699 shares and 16,863 shares of its common stock in the open market under the repurchase plan at an average cost of $19.94 per share and $19.95 per share, respectively. At June 30, 2019, the Company had 177,653 shares remaining in the repurchase plan.

11

Non-GAAP Financial Measures

The Company's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The Company’s net income is presented in the table below including non-core income and expense items.

(in thousands)
For the quarter ended:	6/30/19	3/31/19	12/31/18	9/30/18	6/30/18
Net income as reported under GAAP	$2,656	$1,966	$2,011	$2,642	$2,243
Non-core items, net of tax:
Prior period restatement costs(1)	—	—	—	—	667
Audit expenses(2)	—	—	110	—	—
Other(3)	—	10	100	15	24
Core net income, non-GAAP	$2,656	$1,976	$2,221	$2,657	$2,934
Earnings per common share:
Diluted	$0.35	$0.26	$0.29	$0.41	$0.45
Weighted average common shares outstanding:
Diluted	7,672,284	7,667,518	7,555,969	6,467,628	6,456,048

(1)     Non-core items for the quarter ended June 30, 2018 consisted of additional legal and accounting fees arising out of matters pertaining to prior period restatements.

(2)     Non-core items for the quarter ended December 31, 2018 consisted of expenses arising out of the dismissal of the Company’s Certifying Accountant, as previously announced in the Company’s Form 8-K filed on July 9, 2018, which required issuance of consent on previously audited consolidated financial statements.

(3)     Included in non-core items such as accelerated payoff and non-accrual interest amounts.

The Company’s other income is presented in the table below including and excluding net investment securities gains. The Company’s management believes that many investors desire to evaluate other income without regard to such gains.

(in thousands)
For the quarter ended:	6/30/19	3/31/19	12/31/18	9/30/18	6/30/18
Other income	$454	$441	$1,146	$429	$715
Less: Net investment securities gains	27	—	—	—	—
Other income, excluding net investment securities gains	$427	$441	$1,146	$429	$715

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis plus other income, calculated as follows:

12

(dollars in thousands)
For the quarter ended:	6/30/19	3/31/19	12/31/18	9/30/18	6/30/18
Other expense as reported under GAAP	$4,497	$4,443	$4,094	$4,437	$4,790
Less: non-core items(1)	—	—	139	—	688
Other expense, excluding non-core items, non-GAAP	$4,497	$4,443	$3,955	$4,437	$4,102
Net interest income (tax equivalent basis), non-GAAP	$7,471	$7,263	$6,958	$7,172	$7,021
Non-core items(2)	—	12	127	16	25
Net interest income (tax equivalent basis), excluding non-core items, non-GAAP	7,471	7,275	7,085	7,188	7,046
Other income, excluding gain on sale of investments	427	441	1,146	429	715
Total	$7,898	$7,716	$8,231	$7,617	$7,761

Efficiency ratio, non-GAAP(3)	56.9%	57.6%	48.1%	58.3%	52.9%

______________________

(1)     Non-core items for the quarter ended December 31, 2018 consisted of expenses arising out of the dismissal of the Company’s Certifying Accountant, as previously announced in the Company’s Form 8-K filed on July 9, 2018, which required issuance of consent on previously audited consolidated financial statements. Non-core items for the quarter ended June 30, 2018 consisted of additional legal and accounting fees arising out of matters pertaining to prior period restatements. The Company believes these adjustments are helpful to provide insight into core operating results as a means to evaluate comparative results.

(2)     Included in non-core items such as accelerated payoff and non-accrual interest amounts.

The Company’s efficiency ratio, calculated on a GAAP basis, without excluding net investment securities gains and without deducting non-core items from other expense, follows:

For the quarter ended:	6/30/19	3/31/19	12/31/18	9/30/18	6/30/18
Efficiency ratio on a GAAP basis	56.8%	57.8%	50.6%	58.9%	62.3%

Net interest margin, which is net interest income as a percentage of average interest-earning assets, is presented on a fully tax equivalent (“TE”) basis as we believe this non-GAAP measure is the preferred industry measurement for this item. The Company revised its estimated annual effective tax rate to reflect a change in the federal statutory rate from 35 percent to 21 percent, resulting from the enactment of the Tax Cuts and Jobs Act of 2017. The TE basis adjusts GAAP interest income and yields for the tax benefit of income on certain tax-exempt investments using the blended statutory rate of 21 percent for the current period and 24.5 percent for each of the prior periods presented. Below is a reconciliation of GAAP net interest income to the TE basis and the related GAAP basis and TE net interest margins for the periods presented.

(dollars in thousands)
For the quarter ended:	6/30/19	3/31/19	12/31/18	9/30/18	6/30/18
Net interest income (GAAP)	$7,461	$7,249	$6,947	$7,109	$6,976
Tax-equivalent adjustment(1)	10	14	11	63	45
TE net interest income, non-GAAP	$7,471	$7,263	$6,958	$7,172	$7,021

Net interest income margin (GAAP)	2.54%	2.66%	2.65%	2.82%	2.73%
Tax-equivalent effect	—	0.01	—	0.03	0.02
Net interest margin (TE), non-GAAP	2.54%	2.67%	2.65%	2.85%	2.75%

____________________
(1) Reflects tax-equivalent adjustment for tax exempt investments.

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About Malvern Bancorp, Inc.

Malvern Bancorp, Inc. is the holding company for Malvern Bank, National Association, an institution that was originally organized in 1887 as a federally-chartered savings bank. Malvern Bank, National Association now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern Bank has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity.

Malvern Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, and through its nine other banking locations in Chester, Delaware and Bucks counties, Pennsylvania, Palm Beach, Florida, and Morristown, New Jersey, its New Jersey regional headquarters. The Bank also operates a representative office in Montchanin, Delaware and a Private Banking Office in West Chester, Pennsylvania. Its primary market niche is providing personalized service to its client base.

Malvern Bank, through its Private Banking division and a strategic partnership with Bell Rock Capital in Rehoboth Beach, Delaware, provides personalized wealth management and advisory services to high net worth individuals and families. These services include banking, liquidity management, investment services, 401(k) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services. The Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernbancorp.com. For information regarding Malvern Bank, National Association, please visit our web site at http://www.mymalvernbank.com.

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Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company, including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, and shareholder value creation.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of competition and the acceptance of the Company’s products and services by new and existing customers; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; changes in the level of the Company’s nonperforming assets and charge offs; any oversupply of inventory and deterioration in values of real estate in the markets in which the Company operates, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a widely-diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risk involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2018 Annual Report on Form 10-K of Malvern Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

15

MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share and per share data)	June 30, 2019	September 30, 2018
(unaudited)
ASSETS
Cash and due from depository institutions	$1,535	$1,563
Interest bearing deposits in depository institutions	148,501	29,271
Total cash and cash equivalents	150,036	30,834
Investment securities available for sale, at fair value (amortized cost of $23,783 and $24,804 at June 30, 2019 and September 30, 2018, respectively)	23,552	24,298
Investment securities held to maturity (fair value of $23,309 and $28,968 at June 30, 2019 and September 30, 2018, respectively)	23,323	30,092
Restricted stock, at cost	10,404	8,537
Loans receivable, net of allowance for loan losses	1,009,959	902,136
Other real estate owned	5,796	—
Accrued interest receivable	4,237	3,800
Property and equipment, net	6,795	7,181
Deferred income taxes, net	3,542	3,195
Bank-owned life insurance	19,766	19,403
Other assets	8,468	4,475
Total assets	$1,265,878	$1,033,951
LIABILITIES
Deposits:
Non-interest bearing	$48,580	$41,677
Interest-bearing	908,619	732,486
Total deposits	957,199	774,163
FHLB advances	133,000	118,000
Other short-term borrowings	—	2,500
Subordinated debt	24,579	24,461
Advances from borrowers for taxes and insurance	3,345	1,305
Accrued interest payable	1,443	784
Other liabilities	6,644	1,915
Total liabilities	1,126,210	923,128
SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 7,784,030 and 7,767,167 issued and outstanding, respectively, at June 30, 2019, and 6,580,879 shares issued and outstanding at September 30, 2018	78	66
Additional paid in capital	84,705	61,099
Retained earnings	57,045	50,412
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,229)	(1,338)
Accumulated other comprehensive (loss) income	(595)	584
Treasury stock, at cost: 16,863 shares at June 30, 2019	(336)	—
Total shareholders’ equity	139,668	110,823
Total liabilities and shareholders’ equity	$1,265,878	$1,033,951

16

MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Nine Months Ended June 30,
(in thousands, except for share data)	2019	2018	2019	2018
(unaudited)
Interest and Dividend Income
Loans, including fees	$11,415	$9,380	$32,171	$26,821
Investment securities, taxable	259	300	760	832
Investment securities, tax-exempt	49	61	167	191
Dividends, restricted stock	159	130	450	333
Interest-bearing cash accounts	574	327	1,421	1,236
Total Interest and Dividend Income	12,456	10,198	34,969	29,413
Interest Expense
Deposits	3,926	2,304	10,265	6,641
Short-term borrowings	—	13	7	54
Long-term borrowings	686	539	1,891	1,648
Subordinated debt	383	366	1,149	1,144
Total Interest Expense	4,995	3,222	13,312	9,487
Net interest income	7,461	6,976	21,657	19,926
Provision for Loan Losses	56	589	2,379	829
Net Interest Income after Provision for Loan Losses	7,405	6,387	19,278	19,097
Other Income
Service charges and other fees	252	530	1,430	1,038
Rental income-other	53	63	184	196
Net gains on sale of investments	27	—	27	—
Net gains on sale of real estate	—	—	—	1,186
Net gains on sale of loans	—	3	37	96
Earnings on bank-owned life insurance	122	119	363	359
Total Other Income	454	715	2,041	2,875
Other Expense
Salaries and employee benefits	2,223	2,024	6,444	6,015
Occupancy expense	560	577	1,676	1,725
Federal deposit insurance premium	78	76	220	227
Advertising	30	30	90	122
Data processing	259	274	764	819
Professional fees	405	1,088	1,359	2,326
Net other real estate owned expense	30	—	79	—
Other operating expenses	912	721	2,402	2,132
Total Other Expense	4,497	4,790	13,034	13,366
Income before income tax expense	3,362	2,312	8,285	8,606
Income tax expense	706	69	1,652	3,942
Net Income	$2,656	$2,243	$6,633	$4,664

Earnings per common share
Basic	$0.35	$0.35	$0.87	$0.72
Diluted	$0.35	$0.35	$0.87	$0.72
Weighted Average Common Shares Outstanding
Basic	7,671,623	6,453,031	7,631,241	6,449,089
Diluted	7,672,284	6,456,048	7,631,902	6,452,068

17

MALVERN BANCORP, INC AND SUBSIDIARIES SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	6/30/2019	3/31/2019	6/30/2018
(unaudited)
Statements of Operations Data

Interest income	$12,456	$11,601	$10,198
Interest expense	4,995	4,352	3,222
Net interest income	7,461	7,249	6,976
Provision for loan losses	56	870	589
Net interest income after provision for loan losses	7,405	6,379	6,387
Other income	454	441	715
Other expense	4,497	4,443	4,790
Income before income tax expense	3,362	2,377	2,312
Income tax expense	706	411	69
Net income	$2,656	$1,966	$2,243
Earnings (per Common Share)
Basic	$0.35	$0.26	$0.35
Diluted	$0.35	$0.26	$0.35
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$23,552	$19,371	$34,348
Investment securities held to maturity (fair value of $23,309, $26,338 and $29,990, respectively)	23,323	26,789	31,004
Loans, net of allowance for loan losses	1,009,959	997,114	893,355
Total assets	1,265,878	1,210,240	1,053,575
Deposits	957,199	942,374	787,932
FHLB advances	133,000	98,000	123,000
Short-term borrowings	—	—	2,500
Subordinated debt	24,579	24,540	24,421
Shareholders' equity	139,668	137,568	107,973
Common Shares Dividend Data
Cash dividends	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	7,671,623	7,667,518	6,453,031
Diluted	7,672,284	7,667,518	6,456,048
Operating Ratios
Return on average assets	0.88%	0.70%	0.85%
Return on average equity	7.66%	5.74%	8.40%
Average equity / average assets	11.43%	12.16%	10.15%
Book value per common share (period-end)	$17.98	$17.68	$16.42
Non-Financial Information (Period-End)
Common shareholders of record	396	399	406
Full-time equivalent staff	84	89	87

18